    As filed with the Securities and Exchange Commission on September 6, 2002
                                File No. 70-10068

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -------------------------------

                        FORM U-1 APPLICATION-DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                        ---------------------------------

                                SCANA CORPORATION
                              SCANA SERVICES, INC.
                              SCANA RESOURCES, INC.
                          SCANA ENERGY MARKETING, INC.
                      SOUTH CAROLINA ELECTRIC & GAS COMPANY
                    PUBLIC SERVICE COMPANY OF NORTH CAROLINA
                                1426 Main Street
                         Columbia, South Carolina 29201
       (Name of company or companies filing this statement and address of principal executive offices)
--------------------------------------------------------------------------------
                                SCANA CORPORATION

 (Name of top registered holding company parent of each applicant or declarant)

                        ---------------------------------

                                 Kevin B. Marsh
                                H. Thomas Arthur
                                SCANA CORPORATION
                                1426 Main Street
                         Columbia, South Carolina 29201

                     (Name and address of agent for service)

                        ---------------------------------

      The Commission is requested to send copies of all notices, orders and communications in connection with this Application-Declaration to:

                                William J. Harmon
                              Michael G. Strohmeier
                           Jones, Day, Reavis & Pogue
                           77 West Wacker, Suite 3500
                                Chicago, IL 60601
                                 (312) 782-3939

                             WITHDRAWAL OF FORM U-1

         On June 7, 2002, Applicants filed a U-1 application with the Commission seeking authorization for SCANA Resources, Inc. to expand its service to residential customers, including customers of South Carolina Electric & Gas Company, customers of Public Service Company of North Carolina, and customers of SCANA Energy Marketing, to provide bill payment protection. Applicants decided not to proceed with the anticipated expansion. Accordingly, Applicants respectfully withdraw this application from Commission consideration.

                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the Applicants have duly caused this Application/ Declaration to be signed on their behalf by the undersigned thereunto duly authorized.

Date:    September 6, 2002
                                     SCANA CORPORATION

                                     By /s/ H. THOMAS ARTHUR
                                        --------------------
                                     Name:  H. Thomas Arthur
                                     Title: Senior Vice President and General
                                             Counsel


                                     SCANA SERVICES, INC.
                                     SCANA RESOURCES, INC.
                                     SCANA ENERGY MARKETING, INC.
                                     SOUTH CAROLINA ELECTRIC & GAS COMPANY
                                     PUBLIC SERVICE COMPANY OF NORTH CAROLINA

                                     BY SCANA CORPORATION

                                     By /s/ H. THOMAS ARTHUR
                                        --------------------
                                     Name:  H. Thomas Arthur
                                     Title: Senior Vice President and General
                                             Counsel




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